EXHIBIT 16.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

May 11, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for EVCarCo, Inc. (the “Company”).  Effective May 10th, 2010, by mutual decision, we were dismissed from the Company as principal accountants.  We have read the Company’s statements included in its Form 8-K dated May 10th, 2010, and agree with such statements contained therein.

We have no knowledge of the Company’s consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351